Exhibit 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer and
Group Vice President
847-871-6509
FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 14, 2006
Company Did Not File its First Quarter
Form 10-Q on November 13, 2006
Elk Grove Village, IL, November 14, 2006 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced that it did not file its Quarterly Report on Form 10-Q for the quarter ending September 28, 2006 by November 13, 2006, the extended due date. On November 2, 2006, the Company issued a press release canceling its November 3, 2006 earnings conference call and announcing that the Company would file for a five day extension for the filing of its first quarter Form 10-Q. At that time, the Company stated that its first quarter financial results caused the Company to be in non-compliance with restrictive financial covenants under its two primary secured financing facilities. The Company further stated that the Company expected to file its Form 10-Q by November 13, 2006, but that there was no assurance that the Form 10-Q would be filed as anticipated. On November 8, 2006, the Company filed a notification of late filing on Form 12b-25, stating that the Company needed additional time to complete the preparation of its financial statements and related disclosures required in its Quarterly Report on Form 10-Q for the quarter ended September 28, 2006.
The Company continues to need additional time to complete the preparation of its financial statements and related disclosures and, accordingly, did not file its first quarter Form 10-Q on November 13, 2006. While the Company has received waivers from its lenders for the Company’s non-compliance with restrictive financial covenants under its two primary secured financing facilities for the first quarter of fiscal 2007, the Company is continuing to evaluate the classification of such debt, and the impact of the classification on its current and prior financial statements in light of the non-compliance for the first quarter and possible future non-compliance. The Company expects to file its first quarter Form 10-Q as soon as it completes its evaluation, which is anticipated to be by the end of the month. However, there can be no assurance that the Company will complete its work and file its first quarter Form 10-Q as planned.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.